EXHIBIT 99.1
FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
 Vicon Industries: Joan Wolf
631/650-6201
 Bliss, Gouverneur & Associates: John Bliss
212/840-1661

VICON REPORTS FIRST QUARTER RESULTS

HAUPPAUGE, NY, February 12, 2008 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the first fiscal quarter ended December 31, 2007.   The announcement was made by Chairman and CEO Ken Darby who said the results reflect the impact of lower U.S. revenues.

For the first fiscal quarter of 2008 net sales were $15.6 million, a 13% decrease, compared with $17.9 million in the year ago period.  Net income totaled $345,000 ($.07 per diluted share), compared with net income of $1,115,000 ($.24 per diluted share) in the prior year quarter.   For the prior year quarter, no income taxes were provided on U.S. income as the Company had previously unrecognized available net operating loss carryforwards.  If the loss carryforwards had not been available to offset U.S. income taxes, net income for the prior year quarter would have been $721,000 ($.15 per diluted share).

U.S. sales declined to $8.1 million, down 17% from $9.7 million while foreign sales were $7.5 million, down 7% from $8.2 million in the year ago period. “While revenues were down worldwide, the U.S. business was impacted in part due to economic conditions” said Mr. Darby.  Orders for the December quarter were $16.1 million, a 9% decrease, compared with $17.6 million in the year ago period.

On the plus side, sales in the quarter produced significantly higher gross margins which climbed to 44.3% compared with 40.3%.  This increase was principally the result of lower product cost and the effect of a weak U.S. dollar in Europe.  “European operations have benefited from the weak U.S. dollar as most of our principle product lines are produced here in the U.S.”, said Mr. Darby. Operating costs increased $355,000 principally as a result of higher selling costs of $179,000 and increased investment of $154,000 in product development.  The increase in selling costs was primarily attributable to the weak dollar exchange rate effect on European sales and marketing costs.

In early April, Vicon will showcase Version 5.0, the next release of ViconNet™ at a major industry trade show in Las Vegas.  ViconNet is a powerful software application that manages enterprise scale digital video systems.  Version 5.0, which is planned for September 2008 delivery, will support multiple compression technologies, mega pixel cameras and third party cameras.  In addition, the release will integrate third party video analytics within the ViconNet application.  “We are excited about Version 5 and the opportunities it presents for ViconNet to drive future business,” said Mr. Darby.  He said Vicon has nearly completed a total redesign of its analogue video matrix and control systems and will introduce the new systems under the brand name PILOT this spring.

Commenting on the ongoing patent litigation, Mr. Darby said that in December, 2007 the U.S. Patent and Trademark Office (USPTO) Primary Examiner answered the plaintiff’s final appeal brief with the USPTO Board of Appeals and Interferences.  In his answer, the Primary Examiner upheld his position that the patent claims asserted against the Company are invalid and should stand rejected based upon the prior art of Vicon and another defendant.  The decision from the USPTO Board of Appeals and Interference is pending.  In January 2005, Vicon petitioned the USPTO to re-examine the Plaintiff’s patent upon the belief that it was invalid.

Vicon Industries, Inc. designs, engineers, produces and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations
Vicon Industries, Inc.
Condensed Statement of Operations
(Unaudited)

	First Quarter Ended December 31,

	2007	2006

Net sales	$15,644,000	$17,883,000
Gross profit	6,927,000	7,201,000
Operating income	517,000	1,146,000
Income before income taxes	573,000	1,218,000
Income tax expense	228,000	103,000

Net income	$345,000	$1,115,000

Basic and diluted
earnings per share	$.07	$.24

Shares used in computing
earnings per share:
Basic	4,802,000	4,616,000
Diluted	5,065,000	4,711,000

Reconciliation of non-GAAP Proforma Results to GAAP:

Net income	$345,000	$1,115,000
Income tax expense adjustment	-	394,000
Proforma net income	$345,000	$721,000

Proforma basic and diluted
earnings per share:

Basic	$.07	$.16
Diluted	$.07	$.15

The Company believes that this non-GAAP proforma financial data supplements its GAAP financial statements by providing investors with additional information which allows them to have a clearer picture of the company's operations, financial performance and the comparability of the company's operating results from period to period as they include the effects of increased income tax expense for the quarter ending 12/31/06 based upon an assumed effective tax rate. The Company did not recognize income tax expense on its U.S. income for the quarter ended 12/31/06 as it utilized previously unrecognized available net operating loss carryforwards. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, the Company has provided a reconciliation of the non-GAAP proforma financial information with the comparable financial information reported in accordance with GAAP.